Exhibit 10.1
NEWPARK RESOURCES, INC.
2010 Annual Cash Incentive Plan
This 2010 Annual Cash Incentive Plan of Newpark Resources, Inc. (the “Plan”) is adopted by Newpark Resources, Inc., a Delaware corporation (the “Company”). The Plan has been approved by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) and to the extent applicable to the Chief Executive Officer of the Company, all of the independent directors of the Company. The terms of the Plan are as follows:
1. PURPOSE
The purpose of the Plan is to increase stockholder value by providing to designated officers and key employees of the Company an annual cash incentive opportunity based upon achievement of pre-established Performance Goals.
2. DEFINITIONS
2.1 “Award” shall mean an incentive award providing a Participant the opportunity to earn cash compensation under the Plan, subject to the achievement of one or more Performance Goals and such other terms as the Compensation Committee may establish.
2.2 “Award Level” shall mean the amount of incentive compensation (expressed as a percentage of the Participant’s Base Salary) that may be paid to a Participant under the Plan for the achievement in a given Plan Year of an associated, specified level of performance measured in terms of Performance Goals. Award Levels may be established at threshold, target and over-achievement levels.
2.3 “Award Notice” shall mean a written document from the Company to the Participant that sets forth and notifies the Participant of Performance Goals, Award Levels and the amounts potentially payable under the Award, as established and set under this Plan.
2.4 “Award Payment” shall mean the actual dollar amount paid to a Participant under any Award pursuant to the Plan.
2.5 “Base Salary” shall mean with respect to any Participant the annual base salary actually paid to such Participant during the Plan Year. For the sake of clarity, Base Salary does not include any bonus or incentive compensation, whether under the Plan, any other short-term or long-term incentive plan or otherwise. Base Salary shall be determined without reduction for salary deferrals under any company-sponsored nonqualified deferred compensation plan, Code Section 401(k) plan or flexible spending account plan (under Code Section 125), and without inclusion of any amounts previously deferred under any company-sponsored nonqualified deferred compensation plan, Code Section 401(k) plan or and flexible spending account plan (under Code Section 125) that become subject to inclusion in gross income for Federal tax purposes.
2.6 “CEO” shall mean the Company’s Chief Executive Officer.
2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.8 “Company Performance Goals” shall mean goals or levels of performance based upon achievement of certain financial or operational criteria established by the Compensation Committee for each Plan Year. The Company Performance Goals may be based upon one or more of the following performance criteria for the Company, or any one or more of its divisions, business units, subsidiaries or lines of business: economic value added, safety, earnings per share, stockholder return, earnings or EBITDA, stock price, total stockholder return, return on equity, return on total capital, return on net capital employed, return on assets or net assets, reduction of expenses, cash flow, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, market segment share, and other performance metrics as the Compensation Committee shall deem appropriate under the circumstances.
2.9 “Disability” shall mean a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
2.10 “Executive Officer” shall mean each officer whose compensation is established by the Compensation Committee on an annual basis.
2.11 “Normal Retirement” shall mean the termination of a Participant by his or her resignation on or after attaining age 65 (or such lesser age for any individual Participant as may be approved by the Compensation Committee, in its discretion) , but only if such termination is approved as Normal Retirement by, in the case of an Executive Officer, the Compensation Committee, and, in the case of any other officer or employee, the CEO.
2.12 “Participant” shall mean an officer, manager or key employee of the Company or any of its subsidiaries who is selected by the CEO, and approved by the Compensation Committee, for participation in the Plan for a given Plan Year in accordance with Section 4.
2.13 “Performance Goals” shall mean the Company Performance Goals and/or Personal Performance Goals established for each Award, against which a Participant’s performance shall be measured to determine if an Award Payment may be payable under the Plan.
2.14 “Personal Performance Goal” shall mean goals or levels of performance based upon achievement of certain individual business objectives and/or personal performance objectives, in each case which support the business plan of the Company. Personal Performance Goals may include personal performance objectives such as teamwork, interpersonal skills, employee development, project management skills and leadership, or individual business objectives.
3. TERM
The effective date of this Plan is January 1, 2010. The Plan will remain in effect for successive fiscal years beginning on January 1, 2011 (each, a “Plan Year”), until terminated by the Compensation Committee at the Compensation Committee’s sole discretion.

4. ELIGIBILITY
4.1 In order to be eligible to participate in the Plan for any Plan Year, except as set forth in Sections 4.2 and 5.7 below, an individual must be (i) an officer or employee, employed on a full-time basis with the Company or any of its subsidiaries; (ii) hired before the commencement of the fourth quarter of the Plan Year and employed continuously through the date the Award Payment is paid as set forth herein. Directors who are not employees of the Company shall not be eligible to participate in the Plan.
4.2 An officer or employee who, after March 1 of the Plan Year, is hired, or is transferred or promoted from a position not eligible for an Award to a position for which the CEO and/or the Compensation Committee, as the case may be, has determined is eligible for an Award for the Plan Year, may participate in the Plan on a pro rata basis as of the date the employee was hired, transferred or promoted, as the case may be. An employee who is hired, transferred or promoted prior to March 1 of the Plan Year may participate based on a full Plan Year.
4.3 No officer or employee shall have the right to participate in the Plan, regardless of prior participation in the Plan, unless otherwise separately provided in a written employment agreement with the Company.
5. PERFORMANCE AWARDS
5.1 Establishment of Awards.
(a) As promptly as practicable after the beginning of each Plan Year with respect to which any Awards are to be granted to Participants, and, in any event, before April 1 of such Plan Year (or, in the case of an officer or employee who is hired, transferred or promoted after the beginning of such Plan Year, as provided in Section 4.2, by no later than 30 days after the date of such hire, transfer or promotion) the CEO and the Compensation Committee shall take those actions for which they are respectively responsible under this Plan to (i) designate those eligible officers and employees who are to be Participants in the Plan for such Plan Year, (ii) establish the Performance Goals, Award Levels and, if applicable, the threshold Award Level, target Award Level and over-achievement Award Level, for each Participant, (iii) establish such other terms and conditions for each Award as they deem appropriate, and (iv) provide each Participant with an Award Notice.
(b) In the case of the CEO and each of the Executive Officers, the Compensation Committee will establish for each Plan Year the Award Levels, the Performance Goals and the weighting of the Performance Goals. With respect to all other Participants, the Compensation Committee will approve the Award Levels and Company Performance Goals for each such Participant but the Personal Performance Goals and the weighting of such Performance Goals shall be determined by the CEO.
(c) The Award Levels, Performance Goals and the weighting of the Performance Goals will vary among Participants depending on the Participant’s role and responsibilities. The Award Levels and Performance Goals may change from Plan Year to Plan Year.

(d) For each Award, a Participant will receive an Award Notice.
5.2 Measurement of Performance.
(a) The Compensation Committee shall have sole discretion to determine (i) with respect to all Participants, the Award Levels which represent the amounts potentially payable under each Award, the Company Performance Goals applicable to each Award, and the method of determining whether each Company Performance Goal has been met, and (ii) with respect to the Executive Officers, the Personal Performance Goals, the method of determining whether each such Personal Performance Goal has been met and the weighting of each Performance Goal. The CEO shall have the sole discretion to determine the Personal Performance Goals, the method of determining whether each such Personal Performance Goal has been met and the weighting of each Performance Goal for all Participants other than Executive Officers. Each Award Notice shall set forth the correlation of the Award Payment to be paid under an Award for the attainment of the Performance Goals and, to the extent deemed appropriate by the Compensation Committee, the Award Payment payable in cases where the results of the Performance Goals for a Plan Year are between the levels of Performance Goals set forth in the Award Notice.
(b) Unless otherwise determined by the Compensation Committee, each Award shall include a threshold Performance Goal that must be attained in order for a threshold Award Level to be payable, a target Performance Goal that must be attained for a target Award Level to be payable, and an over-achievement Performance Goal that must be attained for an over-achievement Award Level to be payable. The amount of each Award and the Performance Goals may vary among Participants and may be determined based on the Participant’s ability to directly impact the Company’s performance or on an assessment of the Participant’s overall contributions to the Company’s success.
5.3 Company Performance Goals. To the extent the Compensation Committee elects to base Award opportunities and Performance Goals on a Company Performance Goal:
(a) The Compensation Committee shall select the performance criteria for the Plan Year from the criteria listed in Section 2.8 or establish such other criteria as the Compensation Committee may determine appropriate. The Compensation Committee shall also establish the threshold, target and over-achievement Performance Goals applicable for each Company Performance Goal.
(b) The Compensation Committee may, in its discretion, also provide for “Super-Over Achievement” Performance Goals in Awards for the attainment of a Company Performance Goals in excess of a stated over-achivement Performance Goal for a given Plan Year. The Award Payment which may be received with respect to any such Super-Over Achievement performance may be limited or unlimited; provided, however, that the aggregate amount of the Award Payments for the Plan Year, including any portion thereof for Super-Over Achievement, shall be subject to the limit in Section 5.6. To the extent that the Compensation Committee authorizes Award opportunities based upon Super-Over Achievement Performance Goals, that portion of any Award attributable to the attainment of the Super-Over Achievement level of performance will be paid in two (2) equal installments, with the first payment being made on the first business day in March of the second year following the end of the Plan Year to which the Performance Award is applicable, and the second payment being made on the first business day in March of the third year following the Plan Year to which the Performance Award is applicable. The Compensation Committee may establish a minimum dollar amount (for purposes of administrative convenience) such that any Award Payment attributable to the Super-Over Achievement level which, in total, for any individual Participant, is below the established minimum dollar amount will be required to be paid at the time prescribed in Section 5.5 for the payment of all other Award Payments. If the Award Payment attributable to the Super-Over Achievement level exceeds this minimum dollar amount, all of the Award Payment attributable to the Super-Over Achievement level (not just that portion in excess of the minimum dollar amount) will be paid in installments as otherwise provided above. The minimum dollar amount, if any, shall be established by the Compensation Committee at the time the Performance Goals are set for each Plan Year.
5.4 Personal Performance Goals. To the extent the Compensation Committee elects to base Award opportunities and Performance Goals on one or more Personal Performance Goals, the components of the Personal Performance Goals will: (i) be established for the Participant’s position for the Plan Year by the Participant’s supervisor with the approval of the CEO; (ii) include only components that support the business plan of the Company; and (iii) identify how the Participant will support the achievement of such goals. The Personal Performance Goals for the Executive Officers will be established by the Compensation Committee. The determination of whether a Participant (other than an Executive Officer) has attained his or her Personal Performance Goals and the Award Payment payable with respect to the attainment of such Personal Performance Goals shall be determined by the CEO, subject to final approval by the Compensation Committee. The determination of whether an Executive Officer has attained his or her Personal Performance Goals and the Award Payment payable with respect to the attainment of such Personal Performance Goals shall be determined by the Compensation Committee.
5.5 Certification and Payment.
(a) As soon as practicable after the Company’s audited financial statements are available for a Plan Year with respect to which the Awards are outstanding, the performance of the Company, on a consolidated basis, and each applicable division, business unit, subsidiary or line of business will be determined for such Plan Year. The financial and operational performance shall then be evaluated to determine the extent to which the Company Performance Goals have been achieved, based upon standards established for such Plan Year. In performing such evaluation, the Compensation Committee is authorized to make adjustments in the method of calculating attainment of the Company Performance Goals, including, but not limited to, the authority:
(i) to adjust or exclude the dilutive or anti-dilutive effects of acquisitions or joint ventures;
(ii) to adjust the impact of the disposition of any businesses divested by the Company during a Plan Year;

(iii) to exclude, in whole or in part, restructuring and/or other nonrecurring charges;
(iv) to exclude, in whole or in part, exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;
(v) to exclude, in whole or in part, the effects of changes to generally accepted accounting standards (“GAAP”) made by the relevant accounting authority;
(vi) to exclude, in whole or in part, the effects of any statutory adjustments to corporate taxes;
(vii) to exclude, in whole or in part, the impact of any “extraordinary items” as determined under GAAP;
(viii) to exclude, in whole or in part, the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends;
(ix) to give effect to or to ignore, in whole or in part, any other unusual, non-recurring gain or loss or other extraordinary item; and
(x) to give effect to or to ignore, in whole or in part, any other facts, circumstances or considerations deemed appropriate by the Compensation Committee.
Award Payments for a Plan Year will be included as an expense in determining the Company’s financial performance under the Plan for that Plan Year.
(b) The Compensation Committee and each of its members shall be entitled to rely upon information provided by appropriate officers of the Company with respect to financial and other data in order to determine if the Performance Goals for any Participant in a Plan Year have been met.
(c) Except as provided in Section 5.3(b), Award Payments for any Plan Year shall be shall be paid in cash in the first calendar quarter of the calendar year following the Plan Year, or as soon as practicable thereafter.
5.6 Limit on Award Payments. Under no circumstances shall the aggregate amount payable to any Participant under an Award (including any Award Payment attributable to the Super-Over Achievement level) for any Plan Year exceed three million ($3,000,000) dollars.
5.7 Termination Of Employment.

(a) Unless otherwise provided in a Participant’s employment agreement or change in control agreement, if a Participant’s employment is terminated for any reason other than death, Disability or Normal Retirement:
(i) prior to the end of a Plan Year, such Participant will not be eligible to receive an Award Payment for that Plan Year; or
(ii) after the end of a Plan Year, but prior to payment to that Participant of the Award Payment otherwise payable (or any portion thereof) under an Award, such Participant shall forfeit such amount and any then-unpaid amounts under such Award and shall not be entitled to any amount or compensation in lieu thereof.
(b) Unless otherwise provided in a Participant’s employment agreement or change in control agreement:
(i) if a Participant’s employment is terminated prior to the end of a Plan Year by reason of death, Disability or Normal Retirement, the Participant or the Participant’s heir or legal representative may, upon the Compensation Committee’s approval, be eligible to be paid a prorated portion of the Award Payment for that Plan Year, to be determined and paid as set forth in Section 5.5; and
(ii) if a Participant’s employment is terminated by reason of death, Disability or Normal Retirement after the end of a Plan Year, but prior to payment to that Participant of the Award Payment otherwise payable (or any portion thereof) under an Award, the Participant or the Participant’s heir or legal representative may, upon the Compensation Committee’s approval, be eligible to be paid the entire Award Payment for that Plan Year.
6. WITHHOLDING TAXES
The Company shall have the right, at the time of payment of an Award Payment, to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to an award under the Plan (“Tax Liability”), to ensure the payment of any such Tax Liability. The Company may provide for the payment of any Tax Liability by withholding from the amount of the Award Payment or by any other method deemed appropriate by the Compensation Committee.

7. ADMINISTRATION
7.1 Compensation Committee. The Plan shall be administered by the Compensation Committee, with day-to-day administration delegated to the CEO. The Compensation Committee shall have full power, discretion and authority to administer, interpret and construe the Plan and any award or agreement made pursuant to the Plan, and to prescribe and rescind rules, regulations and policies for administration of the Plan. The Compensation Committee’s actions, interpretations and constructions with regard to the Plan shall be final, conclusive and binding on all persons for all purposes.
7.2 Limitation on Liability. No member of the Compensation Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any award pursuant to it. The Company shall indemnify and hold harmless each member of the Compensation Committee and the Board, and the estate and heirs of each such member, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Compensation Committee member or Board member or his or her estate or heirs may suffer as a result of any act or omission to act in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items.
8. AMENDMENT AND TERMINATION
The Compensation Committee may at any time and in its sole discretion suspend, amend or terminate the Plan.
9. MISCELLANEOUS
9.1 No Guarantee of Employment. Nothing in this Plan or any Award granted hereunder shall confer upon any employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate his or her employment at any time.
9.2 Not Compensation for Other Plans. Except as otherwise explicitly required under the terms of an employee benefit plan of the Company that is intended to be qualified under Section 401(a) of the Code, no Award under this Plan and no amount payable or paid under any Award shall be deemed to be or counted as salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of any employee.
9.3 Federal Law. The Plan and the grant of awards under it shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required.
9.4 State Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware.
9.5 Interpretation. All Performance Awards and Award Notices shall be subject to the terms of this Plan, and the terms of this Plan, as amended from time to time and as interpreted by the Compensation Committee, shall prevail over the terms of every Award Notice in all cases.

9.6 No Alienation. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate of the Company, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an affiliate of the Company. No Award shall be assignable or transferable by a Participant.
9.7 Forfeiture: Notwithstanding any other provision of this Plan, if a Participant commits fraud or dishonesty toward the Company, wrongfully uses or discloses any trade secret, confidential data or other information proprietary to the Company or intentionally takes any other action materially adverse to the best interests of the Company, as determined by the Committee in its sole and absolute discretion, such Participant shall forfeit all Performance Awards under the Plan.